Exhibit 99.1

News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

For Release: Immediately
Date: August 29, 2011
Contact:	Clemente Teng
(818) 244-8080, Ext. 1141

Public Storage Announces Addition to Management Team

GLENDALE, California–Public Storage (NYSE:PSA) announced today that Shawn Weidmann has joined Public Storage as Senior Vice President and Chief Operating Officer reporting to Ronald L. Havner, Jr., the Company’s President and Chief Executive Officer.

Prior to joining Public Storage, Mr. Weidmann was employed at Teleflora LLC, the world’s leading floral wire service, where he served as President since 2006.  In this position, he had responsibility for global operations including marketing, training and technology support for more than 18,000 member florists as well as the supporting service and technology centers.  Shawn received his B.S. in Civil Engineering from the United States Military Academy, West Point and M.B.A. from Stanford University.

 “During his tenure at Teleflora, Shawn drove profitable growth for three years running during the worst retail environment in decades while competitors were reporting declines,” said Mr. Havner.  “His ability to build great teams, passion for sales and customer service excellence and understanding of how to leverage technology have enabled Shawn to achieve results and create long-term value.  We are pleased to have Shawn join our management team and bring his broad business experience and knowledge to Public Storage.”

Company Information

Public Storage, a member of the S&P 500, The Forbes Global 2000 and FT Global 500, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At June 30, 2011, the Company had interests in 2,054 self-storage facilities located in 38 states with approximately 130 million net rentable square feet in the United States and 189 storage facilities located in seven Western European nations with approximately ten million net rentable square feet operated under the “Shurgard” brand.  The Company also owns a 41% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 21.9  million rentable square feet of commercial space, primarily flex, multi-tenant office and industrial space, at June 30, 2011.

Additional information about Public Storage is available on the Internet.  The Company’s web site is www.publicstorage.com.

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